UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2009

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

1-32944	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Section 8 - Other Events

Item 8.01 Other Events

On July 1, 2009, PPL Corporation (“PPL” or the “Company”) issued a press release announcing that its PPL Maine, LLC subsidiary had signed a definitive agreement to sell the majority of its hydroelectric generation business to Black Bear Hydro Partners, LLC, an affiliate of ArcLight Capital Partners, LLC (“ArcLight”), for a total of approximately $95 million, subject to customary closing conditions and the receipt of necessary state and federal regulatory approvals and consents.  Receipt of the total sale price is contingent upon completion by PPL of its previously announced sale of three other hydroelectric facilities located in Maine to the Penobscot River Restoration Trust (the “Trust”), which sale is currently pending awaiting receipt of certain state and federal regulatory approvals.  PPL expects to record a special after-tax gain in the range of $0.07 to $0.09 per share, including the contingent consideration.  A portion of the gain would be recorded upon completion of the sale to the ArcLight affiliate, which is expected to occur later this year.  The remaining portion of the gain would be recorded when PPL completes the sale of the other hydroelectric facilities to the Trust.  PPL is not changing its current 2009 forecast of earnings from ongoing operations as a result of the sale.

A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	99.1 -	Press release, dated July 1, 2009, announcing a definitive agreement for the sale of PPL Maine hydroelectric assets to ArcLight Capital Partners, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ James H. Miller
James H. Miller Chairman, President and Chief Executive Officer

PPL ENERGY SUPPLY, LLC

By:	/s/ James H. Miller
James H. Miller President

Dated:  July 2, 2009